Exhibit 99.1

SideChannel Continues Positive Quarterly Cash Flow from Operations

Financial results conference call on Wednesday, August 7 @ 4:30 P.M. ET

WORCESTER, MA / ACCESSWIRE / August 7, 2024 / SideChannel, Inc. (OTCQB:SDCH) (“SideChannel”), a leading provider of cybersecurity services and technology to emerging and middle market companies, today announced its financial results for the three and nine months ended June 30, 2024.

Third Quarter Fiscal Year 2024 Highlights

●	Third quarter revenue of $1.8 million; 5.5% greater than the third quarter of Fiscal Year (“FY”) 2023 and 4.2% less than the second quarter of FY 2024.

●	Year-to-date revenue of $5.5 million; 12.1% greater than the $4.9 million reported for first nine months of FY 2023.

●	Third quarter gross margin of 48.9%; 100 bps lower than the 49.9% for the third quarter of FY 2023.

●	Third quarter operating expenses decreased $298 thousand, or 22.0%, compared to the third quarter of FY 2023.

●	Third quarter net loss of $146 thousand or $0.00 per share.

●	Revenue retention of 72.3% for the trailing twelve months ended June 30, 2024.

●	Cash increased by $52 thousand from September 30, 2023 to an ending balance of $1.1 million at June 30, 2024.

Management Comments

Commenting on the fiscal third quarter ended June 30, 2024, Brian Haugli, President and Chief Executive Officer of SideChannel, said, “This is our second consecutive quarter of positive cash flow from operations. The expense reductions we implemented over one year ago, combined with our consistent revenue growth have put us in positive cash flow territory.” Haugli continued, “We have begun using a portion of our quarterly cash flow to fund investments in our sales and marketing team, including additional emphasis on Enclave. We are eager to communicate how our novel approach to microsegmentation is proving to be a significantly cost-effective alternative to using hardware.”

SideChannel will host a conference call on August 7, 2024, at 4:30 P.M. Eastern Time to discuss its third quarter results and provide an update on the Company’s initiatives.

THIRD QUARTER CALL INFORMATION

Date:	Wednesday, August 7, 2024, at 4:30 P.M. Eastern Standard Time.

Dial In:	Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 756675

A webcast of the call will also be available: https://www.webcaster4.com/Webcast/Page/2071/49679

Participants may register in advance for the call using the webcast link.

The conference call will include management remarks and a live question and answer session. The conference call host will provide participants with instructions for joining the queue to ask questions at the conclusion of management remarks. Questions may also be submitted prior to the meeting using ir@sidechannel.com.

Third Quarter 2024 Results

The third quarter Quarterly Report on Form 10-Q is accessible in its entirety at https://investors.sidechannel.com/sec-filings.

In thousands, except shares and per share data	Three Months Ended
			Change			Change
	6/30/2024	6/30/2023	$	%	3/31/2024	$	%
Revenue	$1,846	$1,750	$96	5.5%	$1,927	$(81)	(4.2)%
Gross profit	902	874	28	3.2%	868	34	3.9%
Gross margin	48.9%	49.9%			45.0%
Operating expenses	1,056	1,354	(298)	(22.0)%	1,128	(72)	(6.4)%
Business combination costs	-	214	(214)		-	-
Operating loss	(154)	(694)	540		(260)	106
Net loss	(146)	(679)	533		(253)	107
Net loss per common share	$(0.00)	$(0.00)	$0.00		$(0.00)	$0.00
Weighted average common shares outstanding - basic and diluted	225,032,119	189,435,933			222,773,052

	June 30, 2024	September 30, 2023
Cash	$1,105	$1,053
Current Assets	2,418	2,448
Current Liabilities	997	954

About SideChannel

SideChannel helps emerging and mid-market companies protect their assets. Founded in 2019, we deliver comprehensive cybersecurity plans through a series of actions branded SideChannel Complete.

SideChannel deploys a combination of skilled and experienced talent, and technological tools to offer layered defense strategies supported by battle-tested processes. SideChannel also offers Enclave, a network infrastructure platform that eases the journey from zero to zero-trust. Learn more at sidechannel.com.

Investors and shareholders are encouraged to receive to press releases and industry updates by subscribing to the investor email newsletter and following SideChannel on X and LinkedIn.

You may contact us at:

SideChannel

146 Main Street, Suite 405

Worcester, MA 01608

Investor Contact

Ryan Polk
ir@sidechannel.com

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of SideChannel’s future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes”, “hopes”, “expects”, “intends”, “plans”, “anticipates”, “potential”, “could”, “should” or “may”, and similar conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause SideChannel’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. These risk factors include, but are not limited to: that we have incurred net losses since inception, our need for additional funding, the substantial doubt about our ability to continue as a going concern, and the terms of any future funding we raise; our dependence on current management and our ability to attract and retain qualified employees; competition for our products; our ability to develop and successfully introduce new products, improve current products and innovate; unpredictability in our operating results; our ability to retain existing licensees and add new licensees; our ability to manage our growth; our ability to protect our intellectual property (IP), enforce our IP rights and defend against claims that we infringed on the IP of others; the risk associated with the concentration of our cash in one financial institution at levels above the amount protected by FDIC insurance; and other risk factors included from time to time in documents we file with the Securities and Exchange Commission, including, but not limited to, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These reports are available at www.sec.gov.

Other unknown or unpredictable factors also could have material adverse effects that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Further, factors that we do not presently deem material as of the date of this release may become material in the future. The forward-looking statements included in this press release are made only as of the date hereof. SideChannel cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SideChannel undertakes no obligation to update these forward-looking statements after the date of this release, except as required by law, nor any obligation to update or correct information prepared by third parties.